EXHIBIT 99.2
NEWS RELEASE

Media Contact:	Investor Contact:
Shannon Lapierre	Rick Costello
860-547-5624	860-547-8480
Shannon.Lapierre@thehartford.com	Richard.Costello@thehartford.com

JR Reilly
860-547-9140
JR.Reilly@thehartford.com
The Hartford Announces Plan to Return U.S. Treasury Investment
HARTFORD, Conn., March 16, 2010 -The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced that, after consultation with the Office of Thrift Supervision, it is conducting a public offering of equity and debt securities as part of a plan to fully repurchase the $3.4 billion of The Hartford’s preferred shares issued to the U.S. Treasury under Treasury’s Capital Purchase Program (CPP).
The offerings announced today will consist of $1.45 billion of common stock and $500 million of mandatory convertible preferred stock, represented by depositary shares. The debt offering related to the repurchase of the government’s preferred stock will consist of $425 million of senior notes. In addition, the company will pre-fund the repurchase of its senior debt maturing in 2010 and 2011 through the issuance of an additional $675 million of senior notes.
“We appreciate the critical role the government and the American taxpayers have played in stabilizing the financial markets and we are pleased to announce a plan to repurchase Treasury’s investment in fewer than 10 months,” said Liam E. McGee, The Hartford’s Chairman, President and Chief Executive Officer. “The Hartford always viewed this investment as temporary capital and intended to return it as soon as it was prudent. As we have said, we ended the year in a strong capital position, and our fourth quarter results reflected The Hartford’s third sequential quarter of improving core earnings.”

The company plans to use the proceeds of the offering to repurchase the Treasury’s preferred shares once it has received approval to do so. Following the repayment, the U.S. Treasury Department will continue to hold warrants to purchase approximately 52 million shares of The Hartford’s common stock at an initial exercise price of $9.79 per share. The company does not intend to repurchase the warrants.
About The Offering
Goldman, Sachs & Co., and J.P. Morgan Securities, Inc. will act as joint bookrunning managers for the offering of common stock and mandatory convertible preferred stock, represented by depositary shares. Goldman, Sachs & Co., J.P. Morgan Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC will act as joint bookrunning managers for the offering of senior notes.
The Hartford has an existing shelf registration statement (including a base prospectus) on file with the Securities and Exchange Commission, and has filed a prospectus supplement related to each of the issuances of equity and will shortly do so with respect to each issuance of senior notes described above. Before investing, prospective investors should read the registration statement (including the base prospectus), the prospectus supplements, The Hartford’s Annual Report for fiscal year 2009 on Form 10-K and other documents incorporated by reference into the registration statement that The Hartford has filed or, with respect to the debt offering, will file, with the SEC for more complete information about The Hartford and the offerings. Investors may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for The Hartford’s registration statement is No. 333-142044. Alternatively, the sales agent will arrange to send investors the base prospectus and prospectus supplement for the equity offerings if requested by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 866-471-2526, fax: 212-902-9316, email: Prospectus-ny@ny.email.gs.com or by contacting J.P. Morgan Securities, Inc. via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717,1-866-803-9204.
About The Hartford
Celebrating nearly 200 years, The Hartford (NYSE: HIG) is an insurance-based financial services company that serves households, businesses and employees by helping to protect their assets and income from risks, and by managing wealth and retirement needs. A Fortune 500 company, The Hartford is recognized widely for its service expertise and as one of the world’s most ethical companies.
HIG-F
This news release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Annual Report for fiscal year 2009 on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.